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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Non-Officer Equity Incentive Plan of Inhale Therapeutic Systems, Inc. of our report dated January 24, 2000, with respect to the financial statements of Inhale Therapeutic Systems, Inc. included in its Amended Annual Report (Form 10-K/A) for the year ended December 31, 1999, filed with the Securities and Exchange Commission and our report dated January 5, 2001 with respect to the financial statements of Bradford Particle Design plc included in Inhale Therapeutic Systems, Inc.'s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2001.

                                            /s/ ERNST & YOUNG LLP

Palo Alto, California
January 18, 2001